News Release
For more information contact:

Media, please contact:
Chris Romoser, Iomega Corporation, (858) 314-7148, romoser@iomega.com

Analyst/Investors, please contact:
Preston Romm, Iomega Corporation, (858) 314-7188

FOR IMMEDIATE RELEASE

Iomega Announces Termination of Share Purchase Agreement
With ExcelStor Entities

San Diego, April 8, 2008 – As previously disclosed, Iomega Corporation (NYSE: IOM) had entered into a share purchase agreement with ExcelStor Great Wall Technology Limited, a Cayman Islands company (“ESGWT”), Shenzhen ExcelStor Technology Limited, a PRC company (“SETL” and, together with ESGWT, “ExcelStor”), Great Wall Technology Company Limited, a People’s Republic of China company (“GWT”), ExcelStor Group Limited, a Cayman Islands company (“EGL”), and ExcelStor Holdings Limited, a British Virgin Islands company (“EHL” and, together with GWT and EGL, the “Selling Shareholders”), on December 12, 2007 (the “Purchase Agreement”).

Effective on April 8, 2008, the board of directors of Iomega terminated the Purchase Agreement.  In accordance with the terms of the Purchase Agreement, Iomega has paid the Selling Shareholders a termination fee of $7.5 million. The Purchase Agreement between Iomega, ExcelStor, and the Selling Shareholders is no longer in force and effect.

Concurrent with the termination of the Purchase Agreement, and as separately announced today, Iomega entered into an agreement and plan of merger (the “Merger Agreement”) with EMC Corporation (NYSE: EMC).  EMC Corporation (“EMC”) will commence a cash tender offer to purchase the outstanding shares of Iomega’s common stock at a price per share of $3.85 in cash, without interest.  Pursuant to the Merger Agreement, following the completion of the tender offer, a merger subsidiary of EMC will merge into Iomega leaving Iomega as the surviving entity and a wholly-owned subsidiary of EMC.

About Iomega
Iomega Corporation, headquartered in San Diego, is a worldwide leader in innovative storage and network security solutions for small and mid-sized businesses, consumers and others. The Company has sold more than 400 million digital storage drives and disks since its inception in 1980. Today, Iomega’s product portfolio includes industry leading network attached storage products, external hard drives, and its own award-winning removable storage technology, the REV® Backup Drive. OfficeScreen®, Iomega’s managed security services, which are available in the U.S. and select markets in Europe, provide enterprise quality perimeter security and secure remote network access for SMBs, which help protect small enterprises from data theft and liability. To learn about all of Iomega’s digital storage products and managed services solutions, please go to the Web at www.iomega.com. Resellers can visit Iomega at www.iomega.com/ipartner.

Special Note Regarding Forward-Looking Statements

Statements contained in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about a future tender offer by EMC for Iomega stock.  All such statements are based upon information available to us as of April 8, 2008, and we disclaim any intention or obligation to update any such statements. Actual results could differ materially from current expectations, based upon various factors including conditions to closing and rights of EMC to terminate the pending EMC transaction, the risk of any material adverse change in Iomega’s business prior to EMC consummating its purchase, and the right of shareholders to accept or reject EMC’s proposals.  For a list and description of risks and uncertainties associated with the Company’s business, see the Company’s reports filed from time to time by the Company with the U.S. Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In connection with the proposed transaction with EMC, Iomega intends to file a Schedule 14d-9 with the SEC. Investors and security holders are urged to read the Schedule 14d-9 carefully when it becomes available because it will contain important information about Iomega, EMC and the proposed transaction. The Schedule 14d-9 and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s website www.sec.gov. In addition, investors and security holders may obtain a free copy of the other documents filed by Iomega by directing a written request, as appropriate, to Iomega at Attention: Corporate Secretary, 10955 Vista Sorrento Parkway, San Diego, CA 92130. Iomega’s security holders are urged to read the Schedule 14d-9 and the other relevant materials when they become available before making any voting decision with respect to the proposed transaction.

Information about the executive officers and directors of Iomega and their ownership of Iomega common stock is set forth in the proxy statement for Iomega’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 13, 2007. Certain directors and executive officers of Iomega may have direct or indirect interests in the transaction due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance payments if their employment is terminated following the transaction. Additional information regarding Iomega and EMC and the interests of their respective executive officers and directors in the transaction, as well as any director nominees, will be contained in the Schedule 14d-9 regarding the transaction that will be filed by Iomega with the SEC.